Exhibit 99.1

Contacts:

Media:

Shannon Hawkins at 703.469.1190 or shawkins@fbr.com

Denise DesChenes/Ben Spicehandler, Sard Verbinnen & Co, at 212.687.8080

Investors:

Linda E. Eddy at 703.312.9715 or leddy@fbr.com

Tom Germinario, D.F. King & Co., Inc., at 212.269.5550

FBR Announces Overwhelming Shareholder Support to Re-elect All Eight of FBR Director Nominees

ARLINGTON, VA, June 14, 2016 – FBR & Co. (NASDAQ:FBRC) (“FBR” or the “Company”) a leading investment bank serving the middle market, today reported that preliminary voting results provided by FBR’s proxy solicitor indicate that FBR shareholders have re-elected all eight of FBR’s director nominees: Reena Aggarwal, Richard J. Hendrix, Thomas J. Hynes, Jr., Richard A. Kraemer, Allison M. Leopold Tilley, Mark R. Patterson, Arthur J. Reimers and William F. Strome. Final certified voting results are expected to be made publicly available later this month.

“We deeply appreciate the support of our shareholders, and are grateful for their positive response to our frequent and transparent dialogue with them. We have always valued the open lines of communication we maintain with shareholders and look forward to continuing to closely collaborate on issues of governance and strategy,” said Chairman and Chief Executive Officer, Richard J. Hendrix. “Our Board and management team remain committed to our approach to growing shareholder value and are keenly focused on making well-informed decisions from an investor perspective. It is unfortunate that the conduct of one individual has caused the irretrievable loss of time, direct expense, and needless distraction for employees and clients. We are pleased to be able to put this matter behind us and continue to focus on what’s truly important: executing for our clients and creating lasting shareholder value.”

The overwhelming majority of FBR shareholders voted in favor of the company’s slate of director nominees at the annual meeting, where approximately 85% of the company’s outstanding shares were represented. The independent Inspector of Election, IVS Associates, Inc. expects to issue certified results in due course, following the customary review and certification period. Neither J. Daniel Plants nor his nominees attended the annual meeting and his representatives elected not to address the annual meeting during the time allotted to them.

FBR shareholders also voted in favor of the following proposals submitted for a vote at the annual meeting:

•	to approve, on an advisory basis, the compensation for named executive officers, as disclosed in the proxy statement; and

•	to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

FBR will file the results with the Securities and Exchange Commission (the “SEC”) in a Current Report on a Form 8-K, also containing further details regarding the results of the 2016 Annual Meeting. Shareholders are able to obtain at no charge copies of the form 8-K filing, and other documents filed with the SEC, at the SEC’s website at www.sec.gov. In addition, copies are also available at no charge at the Investor Relations section of FBR’s website at www.fbr.com.

About FBR

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiaries FBR Capital Markets & Co. and MLV & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; energy & natural resources; financial institutions; healthcare; industrials; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Forward-Looking Statements

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. The statements as to voting results are based on preliminary numbers and both the magnitude of support and the results of election are subject to change based on the final report of the inspector of elections. Financial results may fluctuate substantially from quarter-to-quarter depending on the number, size and timing of completed transactions. We have experienced, and expect to experience in the future, significant variations in our revenues and results of operations and, as a result, are unlikely to achieve steady and predictable earnings on a quarterly basis. For a discussion of these and other risks and important factors that could affect FBR’s future results and financial condition, see “Risk Factors” in Part I, Item 1A and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and other items throughout the Company’s Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.